S TEPHEN R. R IZZONE C HIEF E XECUTIVE O FFICER I NVESTOR P RESENTATION M ARCH 2014 Filed pursuant to Rule 433 Registration Number 333 - 193522 March 12, 2014

L EGAL N OTICES • THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. THE ISSUER, ANY SELLING AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1 - 925 - 344 - 4200, EXT. 123. • CERTAIN STATEMENTS IN THIS DOCUMENT CONTAIN FORWARD - LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 THAT ARE INTENDED TO BE COVERED BY THE "SAFE HARBOR" CREATED BY THAT SECTION. FORWARD - LOOKING STATEMENTS MAY ADDRESS THE FOLLOWING SUBJECTS AMONG OTHERS: EXPECTED PRODUCTS, APPLICATIONS, CUSTOMERS, TECHNOLOGIES AND PERFORMANCE AND OUR EXPECTATIONS CONCERNING OUR BUSINESS STRATEGY. FORWARD - LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD - LOOKING STATEMENTS, AS A RESULT OF VARIOUS FACTORS INCLUDING THOSE RISKS AND UNCERTAINTIES REFERRED TO IN THE RISK FACTORS SECTION OF THE PROSPECTUS FOR THE OFFERING. • IN THIS DOCUMENT, WE REFER TO INFORMATION REGARDING POTENTIAL MARKETS FOR PRODUCTS AND OTHER INDUSTRY DATA. WE BELIEVE THAT ALL SUCH INFORMATION HAS BEEN OBTAINED FROM RELIABLE SOURCES THAT ARE CUSTOMARILY RELIED UPON BY COMPANIES IN OUR INDUSTRY. HOWEVER, WE HAVE NOT INDEPENDENTLY VERIFIED ANY SUCH INFORMATION . 2

P ROBLEM S OLVED We wirelessly charge devices at a distance with a 3 - D pocket of energy O UR S OLUTION (I N D EVELOPMENT ) • WattUp transmitter will deliver power up to 15 feet in any direction to WattUp receivers • Initial WattUp - licensed products will deliver 6 watts total to 4 - 24 devices • User will decide how much power to send to each device via software driven user interface 3 “Outlet Hunters” P ROBLEM : C HARGING REQUIRES TETHERING • Have to find a power outlet • Limits usability of mobile devices TM

P ARTNERS • Engaged leading testing firms to create a well - defined path for regulatory testing – Underwriters Laboratories (UL) – BACL – Intertek • Will license WattUp to market - leading OEMs to engender consumer confidence • Will coordinate with top retailers to understand what safety parameters they require T ECHNOLOGY • WattUp transmits over same standard ISM radio bands as Wi - Fi routers and cordless phones • Power is transmitted (distributed) over multiple antennas and collected on the receiving device – Any one WattUp antenna has lower power density than a cellular phone antenna 4 S AFETY Our partners will help us demonstrate our belief that our technology is safe S AFETY & R EGULATORY F OCUS • FCC Part 15 and Part 18 • California Energy Commission (CEC) • Specific Absorption Rate (SAR)

5 • M ICHAEL L EABMAN ’ S E XPERIENCE • BS & MS from MIT • Built phased array systems for Department of Defense • Previously, founder/CTO of two startups in related fields – PureWave : WiMax & LTE base stations – TruePath : Multi - antenna systems that deliver Wi - Fi 50+ miles • T ECHNOLOGICAL A DVANCEMENTS • Application Specific Integrated Circuits (ASICs): Smaller technology nodes • New antenna technologies: Metamaterials • Processing power: Moore’s Law T RUE W IRELESS P OWER : W HY N OW ? Our experience and new developments in technology make this possible

6 P RICE S CALABILITY Our WattUp transmitter can scale in price to address different markets* $0 $50 $100 $150 $200 $250 $300 $350 0 2 4 6 8 10 12 Licensee’s Cost of Goods Power (Watts) 1 st ASIC 2 nd ASIC 3 rd ASIC * Based on Energous simulations

7 S IZE S CALABILITY Our WattUp transmitter can also scale in size to enable different use cases* Size (in 2 ) 0 100 200 300 400 500 600 0 2 4 6 8 10 12 Power (Watts) 1 st ASIC 2 nd ASIC 3 rd ASIC * Based on Energous simulations

• O UR IP STRATEGY IS DESIGNED TO PROTECT THE 5 KEY AREAS OF OUR TECHNOLOGY 1. Processing algorithm 2. Antenna design 3. Transmitter and Receiver ASICs 4. Other software controls (e.g., Bluetooth management) 5. Hardware (e.g., board layout) • W E EXPECT THAT OUR PATENT PORTFOLIO WILL POSITION US FOR LEADERSHIP • 37 patent applications filed; 33 more in - process • Innovation is our most fundamental core value 8 P ATENT S TRATEGY Our IP is our most important asset, so we are moving quickly to protect it

E COSYSTEM Our goal is to enable wireless power the way Wi - Fi enables wireless data 9

10 F OLLOWING THE W I - F I G AME P LAN We intend to establish WattUp as a standard using the lessons from Wi - Fi’s rollout E ARLY W I - F I INNOVATORS ESTABLISHED A STANDARD BY : • Carefully s electing initial target markets • Building multiple chips to further technology • Partnering with market leading product companies • Creating reference designs to reduce partners’ risk and enable early adoption • Validating applications through aftermarket accessories • Forming an association that led to adoption of a standard

11 I NITIAL T ARGET M ARKETS We considered various industry dynamics in scoring our opportunities Segment Power Require d Market Size Availabl e Margin Growth Rate Time - to - market Avg Smart Phone Accessories 4 5 4 5 5 4.6 Smart Phones 3 5 5 5 3 4.2 Tablet & Reader Accessories 3 4 4 5 5 4.2 Tablets & Readers 2 4 5 5 3 3.8 Wearables 5 2 1 5 4 3.4 Computer Accessories 4 4 3 3 3 3.4 Other Electronics (cameras) 2 5 3 3 3 3.2 LED Lighting ( battery - powered ) 5 2 1 4 4 3.2 Controllers (television, stereo, gaming ) 4 2 2 4 4 3.2 Toys (battery powered) 4 4 1 4 3 3.2 Medical Devices 4 4 5 2 1 3.2 Personal Electronics ( toothbrushes , razors) 5 3 1 3 3 3.0 Flashlights 5 2 1 2 5 3.0 Home Security & Sensors 5 2 1 3 2 2.6

Consumer OEM Devices • Samsun g • Nokia • Motorola • LG • HTC Accessories • Otterbox • Belkin • Incipio • AnyMod e 12 E COSYSTEM DEVELOPMENT : M OBILE P HONE M ARKET We have identified potential partners in the mobile ecosystem Consum er ODM • Foxconn • Foxlink • BYD • KH Vatek • Sejin / Hanbit • DongHwa Hanbit agreed to a strategic equity investment in March 2014 Cellular • AT&T • Verizon • Sprint • T - Mobile • Softbank Semiconduc tor • B roadco m • Intel • Qualcom m OEM = Original Equipment Manufacturer; ODM = Original Design Manufacturer

13 B USINESS R OADMAP We have a robust plan of operational, technical and strategic goals • 1 st Gen Prototype • Management Team • 2 nd Gen Prototype • 1 st Gen Transmitter and Receiver ASICs • Strategic Partnership Announcements • First Commercial Reference Design • Regulatory Approvals • Initial Licensed Products at CES • 2 nd Gen Transmitter and Receiver ASICs • 3 rd Gen Transmitter and Receiver ASICs • Foundational Patents Granted 2013 2014 2015

<1 mW Inductive Mat Conductive Mat 3 - D Pocket - forming (one to many) RF Harvesting Magnetic Resonance Power Delivered ~1 W <0.5” Up to 12” Up to 30’ Range Up to 90W C OMPETITIVE L ANDSCAPE There are no other players in the 3 - D Pocket - forming space 14 2 - D Radio Frequency (one to one) * We expect that our initial licensed products will deliver up to 6 watts at distances of up to 15’ *

Steve Rizzone Michael Leabman Chairman & CEO Founder, CTO & Director • CEO of 9 high tech companies • Led 8 transactions, totaling about $5B in shareholder appreciation • Fellow, National Association of Corporate Directors • Founder, CTO & VP of 3 successful startups in multi - antenna systems • Prolific inventor with 12+ related U.S./Intl. patents • BS/MS, Massachusetts Institute of Technology Tom Iwanski George B. Holmes Billy Crotty Interim CFO VP Sales & Marketing VP Operations • 30+ year career in finance • Director or officer for 5 SEC reporting companies • 30+ years in sales and marketing with 10 public and private high - tech companies • 25+ years in global operations, supply chain, sales, biz dev , engineering & strategic planning 15 M ANAGEMENT T EAM We have years of high - tech entrepreneurial experience

16 I NDEPENDENT B OARD M EMBERS Our directors lend critical industry knowledge and technical credibility Robert Griffin Nicolaos G. Alexopulos , PhD TBD Independent Director Independent Director Independent Director • Founder and CEO of Griffin International Companies • Clients include retailers such as Apple, Best Buy, Target, Wal - Mart, Amazon and Toys R Us • Licensed products with Disney, Hamilton Beach, Duracell, Bass Pro Shops, and Alienware • Formerly VP at Best Buy • VP for RF Technologies, Antennas at Broadcom • Author of five benchmark publications in antenna design • Former Chair of Electrical Engineering department at UCLA and Dean of UC Irvine’s Engineering School • IEEE fellow & member of the US National Academy of Engineering

C APITALIZATION T ABLE After giving effect to intended 1 - 3.99 split Security Current Post - IPO % Common Stock Outstanding (1) 2,918,740 2,918,740 23.0% Promissory Note w/ Interest thru 3/15/2014 2,309,582 2,309,582 18.2% Employee Options Outstanding (2) 733,333 733,333 5.8% Employee Options Reserved for Future Issuance 308,834 308,834 2.4% Director / Consultant Options Reserved for Future Issuance 250,000 250,000 2.0% Warrants Outstanding (3) (4) 513,519 949,519 7.5% Shares Issued In Offering (4) - 4,000,000 31.4% Estimated Increase in Employee Option Plan (5) - 1,246,900 9.8% Fully Diluted Share Total 7,034,008 12,673,008 100% Shares + In - The - Money Derivatives (6) 5,599,344 9,599,344 Company Valuation @ $5/share $ 27,996,722 $47,996,722 17 (1) Includes shares issuable upon closing of $1M investment from Hanbit Electronics (2) Weighted average strike price of options is $ 2.19 (3) Weighted average strike price of warrants is currently $1.46; post - IPO, it will be $3.67 (4) Does not include underwriter's 15% over - allotment option ( 600,000 shares) and related warrants (60,000 shares) (5) Increase in employee option pool will be concurrent with IPO (6) Assumes cashless conversion of in - the - money derivatives Numbers do not sum to 100% due to rounding

18 S UMMARY Our goal is to revolutionize the way people use electricity • We have the opportunity — there is a real problem to be solved • We have the technology to solve the problem, with no meaningful competition • We have the team, the strategic partners and a plan to capitalize on the opportunity We believe we have all the pieces we need to be a company of real significance.